Exhibit 5.2

MagnaChip Semiconductor S.A.
74, rue de Merl
L-2146 Luxembourg

- and to –

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303

Luxembourg, October 4, 2010

Re: Form S-4 Registration Statement (Reg. No. 333-168516)

Ladies and Gentlemen:

1.     We have acted as special counsel to MagnaChip Semiconductor S.A., a public company limited by shares (société anonyme), organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), registered with the Luxembourg Registre de Commerce et des Sociétés under number B 97483, with its registered office at L-2146 Luxembourg (Luxembourg), 74, rue de Merl (“Luxco”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-168516) originally filed by Luxco, MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”) and the other registrants (the “Guarantors”) on August 4, 2010 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (the “Exchange Offer”) up to $215,000,000 in an aggregate principal amount of the Issuers’ 10.500% Senior Notes due 2018 (the “New Notes”) and the guarantee thereof by the Guarantors (the “New Guarantee”) registered under the Securities Act, for an equal principal amount of the Issuers’ outstanding 10.500% Senior Notes due 2018 (the “Notes”) and the guarantee thereof by the Guarantors, pursuant to the Exchange and Registration Rights Agreement dated April 9, 2010 by and among the Issuers, the Guarantors (as defined therein) and the Purchasers (as defined therein). The New Notes are to be issued pursuant to the terms of the Indenture dated as of April 9, 2010 (the “Indenture”) by and among the

Issuers, the Guarantors named therein and Wilmington Trust FSB, as trustee (the “Trustee”).

2. In connection with the foregoing, we have examined the following documents (items (e) to (j) being hereinafter collectively referred to as the “Corporate Documents”):

(a) the Registration Statement;

(b) the Indenture;

(c) the form of New Notes, as attached as exhibit A1 to the Indenture;

(d) the form of New Guarantee, as attached as exhibit E to the Indenture;

(e) a copy of the register of the notes issued by Luxco maintained at the registered office of Luxco (the “Notes Register”);

(f) the coordinated articles of incorporation of Luxco dated 7 August 2006;

(g) the excerpt relating to Luxco issued by the Luxembourg Registre de Commerce et des Sociétés on September 30, 2010 (the “Excerpt”);

(h)    a certificate of non-inscription of a judicial decision (certificat de non-inscription d’une décision judiciaire) with respect to Luxco issued by the Luxembourg Registre de Commerce et des Sociétés dated September 30, 2010 (the “Certificate of Non-Inscription”);

(i)     the circular resolutions of the board of directors of Luxco dated March 11, 2010 and authorising the Exchange Offer and the approval, entering into and issuing of all documents in relation thereto, including the New Notes as well as the director’s confirmation of approval dated April 6, 2010 (having as an attachment the resolutions taken by the special financing committee of the board of directors of MagnaChip Semiconductor LLC on April 6, 2010) (altogether the “Decisions”); and

(j) the Director’s Certificate dated April 9, 2010 (the “Certificate”).

3.     Except for documents listed here above under (a) to (j), we have not for the purposes of this opinion examined any other documents, contracts or instruments to which Luxco is a party or by which it is bound or to which it is subject or any other corporate records of Luxco.

4. The opinions set out in this letter assume the following:

(a) In making our examination of records, documents and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, stamps and seals, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents and certificates (other than persons executing documents and certificates on behalf of Luxco), the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents and certificates, the authenticity of such originals and the absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture.

(b)    No petition has been filed with a court for the opening of winding-up (in the meaning of voluntary or not liquidation and dissolution), bankruptcy, suspension of payments, closing down or similar proceedings against Luxco, that Luxco has not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without however limitation, controlled management (gestion contrôlée), moratorium of payments (sursis de paiement) and composition (concordat préventif de faillite) procedures) and that Luxco has not been subject to any liquidation proceedings.

(c) The information contained in the Excerpt and the Certificate of Non-Inscription is complete, correct, up-to-date and accurate at the date hereof.

(d) The information contained in the Register and in the Certificate is complete, correct, up-to-date and accurate.

(e) The issue of the New Notes by Luxco is in the corporate interest of Luxco.

(f)    For the purpose of Council Regulation 1346/2000 of 29 May 2000 on insolvency proceedings (the “Insolvency Regulation”), the centre of the main interest of Luxco coincides and will coincide with the registered office of Luxco, i.e. it is and will remain in Luxembourg and that Luxco has not any establishment (within the meaning of the Insolvency Regulation) in another EU Member State to which the Insolvency Regulation is applicable.

(g)    As of the day hereof, Luxco does not threaten to meet the criteria for becoming subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally (general principles of bankruptcy, insolvency, liquidation, reorganization, reconstruction or other laws affecting the enforcement of creditors’ rights generally and the above-cited procedures being referred to collectively as the “Insolvency Proceedings”) and that it will not become subject to Insolvency Proceedings as a consequence of the issue of the New Notes in any relevant jurisdiction including, without limitation, Luxembourg.

(h) The Corporate Documents are up-to-date and have not been rescinded or amended.

(i)     The Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than Luxco) and constitutes the legal, valid and binding agreement of each of the parties thereto (other than Luxco).

(j)     Each of the parties to the Indenture (other than Luxco) is duly incorporated or organized and validly existing under the laws of its respective place of incorporation and all other applicable laws.

(k) The absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture.

(l)     The truthfulness of the representations and warranties, if any, comprised in the Indenture and the Registration Statement and we have made no verifications in that respect, except insofar as covered by this opinion.

5. Based upon and subject to the foregoing and the reservations set out below, we are of the opinion that:

(a) Luxco is duly organised and validly existing as a public company limited by shares (société anonyme) under the laws of Luxembourg.

(b) Luxco has full power and capacity and has taken all corporate actions necessary to execute, deliver and perform its obligations under the New Notes.

(c) The execution, delivery and performance of each of the New Notes have been duly authorized by Luxco pursuant to the Decisions.

(d)    The New Notes, when they are executed by Luxco, authenticated by the Trustee in accordance with the Indenture and issued and delivered pursuant to and in accordance with the Exchange Offer will constitute valid and binding obligations of Luxco, subject to bankruptcy, insolvency, reorganisation or other similar laws affecting creditors generally.

(e) A final, conclusive, non-appealable and valid judgment on the merits against Luxco for a definite sum of money entered by a foreign court in any suit, action or proceeding arising out of or in connection with the New Notes normally would in order to be enforceable need to comply with the conditions set out in the EC Regulation n°44/2001 of 22 December 2000 on jurisdiction and enforcement of judgments in civil and commercial matters, if applicable, or would need to be submitted to a procedure of exequatur before the competent Luxembourg courts, which would imply a re-examination of the matters adjudicated upon with regard to the respect of the provisions of Luxembourg law regarding international public policy, the respect of the rights of the defence and the respect of the principles of the competent law pursuant to the Luxembourg rules regarding conflict of laws (but, for the avoidance of doubt, not a review on the merits of the case). The Luxembourg courts would also examine whether the foreign court had jurisdiction over the original proceeding pursuant to the laws of the state of the foreign court and to the Luxembourg rules of conflicts of jurisdiction and that the judgment was not obtained by fraud to any provisions of Luxembourg law and that the procedure leading to the foreign judgment was valid under the laws of the state of the foreign court.

6. The Extract and the Certificate of Non-Inscription are not conclusively capable of revealing whether or not:

a) winding-up (in the meaning of “dissolution”) has been made or a resolution passed for the dissolution of Luxco; or

b) an order for the bankruptcy (faillite) or a judicial liquidation (liquidation judiciaire) of Luxco has been made.

7. In case of discrepancy between the Notes Register and the register of Notes held by the Trustee according to the Indenture, the Notes Register will prevail.

8.     Partial or full translations into French or German of some or all of the Corporate Documents, the Registration Statement, the Indenture and related correspondence and notices may be required by a Luxembourg court in any proceedings where such documents are produced.

9.     Any judgment awarded in the Luxembourg courts may be expressed in a currency other than the euro or the euro equivalent at the time of judgment or payment. However, any obligation to pay a sum or money in any currency other than the euro will be enforceable in Luxembourg in terms of the euro only.

10.   Interest may not accrue on interest that is due on capital, unless such interest has been due for at least one year and subject to the conditions set forth in article 1154 of the Luxembourg Civil Code.

11. No opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgment.

12.   Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

13.   Where a party to any of the Indenture or the Registration Statement is vested with a discretion or may determine a matter in good faith, Luxembourg law may require that such discretion is exercised in accordance with public policy.

14.   This opinion is limited to the laws of Luxembourg. For the purposes of this letter we have made no investigation of the laws of any jurisdiction other than those of Luxembourg and we do not express or imply any opinions as to the laws of any jurisdiction other than Luxembourg. This opinion is itself to be governed by and construed in accordance with Luxembourg law. In particular, we do not express or imply any opinions with respect to the governing law of the New Notes.

15.   The opinion set forth above is confined to matters of Luxembourg law as in force at the date hereof and as currently interpreted and applied, and is subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally, and no opinion is expressed as to any agreement, instrument or other document other than as specified in this letter. We express no opinion on any issue regarding the taxation of, or tax issue in relation to, the Issuers, the Guarantors, the Purchasers or any other entity.

16.   In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and may only be brought before a Luxembourg court.

17.   This opinion speaks only as of the date hereof. We have no obligation to advise the addressees or any third party of any change in the law or facts that may occur after the date of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name in the prospectus contained therein under the caption “Legal Matters” and to the reliance on the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement and as set forth above, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by US law or the US regulatory authority.

18. This opinion has been issued in two (2) originals.

Very truly yours,

Dechert Luxembourg

By: Me Marc SEIMETZ

/s/ SEIMETZ